SMH CAPITAL INC.

                                 CODE OF ETHICS


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Investment  advisers are fiduciaries  that owe their undivided  loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that addresses:

     o    The adviser's fiduciary duty to its clients,
     o    Compliance with all applicable Federal Securities Laws,
     o    Reporting and review of personal securities transactions and holdings,
     o    Reporting of violations of the code of ethics, and
     o    The delivery of the code of ethics to all supervised persons.

                             POLICIES AND PROCEDURES

DEFINITIONS

The following definitions are used throughout this Code of Ethics (the "Code").

1. ACCESS PERSON - Any SMH supervised person who has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2. AUTOMATIC INVESTMENT PLAN - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3. BENEFICIAL INTEREST - A person is considered to have beneficial interest in securities if they have or share a direct or indirect pecuniary interest in the securities. A person has a pecuniary interest in securities if he/she has the ability to directly or indirectly profit from a securities transaction (e.g., securities held by members of the person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.).

4.   CCO- Leslie Jallans, SMH Capital's Chief Compliance Officer.

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5.   COMPLIANCE OFFICER - SMH Capital's  Investment Advisor Compliance  Officer.
     The Compliance Officer reports directly to the CCO.

6. EXEMPTED SECURITY - Securities that are exempt from reporting under the PERSONAL SECURITIES TRANSACTIONS POLICY. Exempted Securities include: (a) direct obligations of the U.S. Government; (b) money market instruments such as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments; (c) shares of money market funds; (d) shares issued by open-end funds; and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or underwritten by SMH Capital or an affiliate. Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities, and are subject to the reporting requirements contained in SMH Capital's PERSONAL SECURITIES TRANSACTIONS POLICY.

7. FRONT-RUNNING - A practice generally understood to occur when investment advisory personnel personally trade ahead of client accounts.

8.   MANUAL - SMH Capital's Investment Adviser Compliance Manual.

9.   PERSHING - Pershing LLC, SMH Capital's clearing broker-dealer.

10. PRIVATE PLACEMENT - Any private offering of a security, including private investment funds and securities issued by private companies, that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505, or Rule 506 thereunder, or any other offering of securities not registered with the SEC.

11.  REPORTABLE SECURITY - Any security other than an Exempted Security.

12. SECURITIES ACCOUNT - Any type of account that holds any type of security, including Exempted Securities.

13. SUPERVISED PERSON - SMH Capital's officers, directors, Investment Adviser Representatives, and any other person who provides investment advice on behalf of the adviser and is subject to the adviser's supervision or control is a supervised person under the Code of Ethics.

FIDUCIARY STANDARDS AND COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

At all times, SMH Capital and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The Compliance Officer administers the Code. All questions regarding the Code should be directed to the Compliance Officer. Supervised persons must cooperate to the fullest extent reasonably requested by the Compliance Officer to enable SMH Capital to comply with all applicable Federal Securities Laws and the Compliance Officer to discharge his or her duties under the Manual.

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All Supervised Persons will act with competence,  dignity,  integrity, and in an ethical manner when dealing with Advisory Clients, prospective clients, the public, third-party service providers, and other Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting SMH Capital's services, and engaging in other professional activities.

All Supervised Persons must adhere to the highest standards with respect to any potential conflicts of interest with Advisory Clients. As a fiduciary, SMH
Capital must act in its Advisory Clients' best interests. Neither SMH Capital, nor any Supervised Person should ever benefit at the expense of any Advisory Client. Supervised Persons should notify the Compliance Officer immediately if they become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about SMH Capital's business practices, with their direct supervisor or OSJ Principal. However, if a Supervised Person is uncomfortable discussing an issue with his or her supervisor, or if he or she believes that an issue has not been appropriately addressed, he or she should bring the matter to the Compliance Officer's attention.

REPORTING VIOLATIONS OF THE CODE

Supervised Persons must promptly report any suspected violations of the Code to the OSJ Principal, who shall in turn report those violations to the Compliance Officer. To the extent practicable, SMH Capital will protect the identity of any Supervised Person who reports a suspected violation.

Retaliation against any Supervised Person who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code, or the policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. No Supervised Person will determine whether he or she committed a violation of the Code, or impose any sanction against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

All violations of this Code discovered by or reported to the Compliance Officer or the CCO and the remedial action taken as a result of the violation(s) shall be maintained by the Compliance Officer.

DISTRIBUTION OF THE CODE AND ACKNOWLEDGEMENT OF RECEIPT

SMH Capital will disseminate this Code of Ethics to each Supervised Person upon the commencement of employment, annually, and following any amendments to the Code.

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All  Supervised  Persons  must  acknowledge  that  they  have  received,   read,
understood, and agree to comply with SMH Capital's Code and the Investment Adviser Compliance Manual. Each Supervised Person must acknowledge receipt of the firm's Code of Ethics in writing initially upon hire or when first becoming registered as an Investment Adviser Representative, when amended, and annually thereafter when completing the Annual Compliance Questionnaire via RegEd.com.

PERSONAL SECURITIES TRANSACTIONS POLICY

Supervised Persons' trades should be executed in a manner consistent with the Company's fiduciary obligations to its Advisory Clients - trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised Persons' trades must not be timed to precede orders placed for any Advisory Client, nor should trading activity be so excessive as to conflict with a Supervised Person's ability to fulfill daily job responsibilities.

PROHIBITIONS

The Compliance Officer, in consultation with the CCO, may permit exemptions to the prohibitions of this section on a case-by-case basis when no abuse is involved and the circumstances warrant an exemption. All exemptions shall be evidenced in writing.

     1. PERSHING ACCOUNTS - Supervised Persons should maintain Securities Accounts at Pershing, with limited exceptions as approved by the Compliance Officer.

          Exceptions to this requirement may include the following:

          o Accounts maintained by an Supervised Person prior to their employment with SMH Capital,
          o Accounts over which an Supervised Person does not have any direct or indirect influence or control,
          o    Automatic Investment Plans, and
          o    Accounts that hold only Exempted Securities.

     2.   IPOs - Supervised Persons are prohibited from purchasing IPOs.

     3. BLACK-OUT PERIOD - Supervised Persons are prohibited from buying or selling a security on the same day as an Advisory Client before the Advisory Client's order is either executed or withdrawn. This prohibition shall only apply to trades occurring in accounts of Advisory Clients that are managed within the Supervised Person's Branch Office. INVESTMENT OPPORTUNITIES MUST BE OFFERED TO ADVISORY
          CLIENTS FIRST, BEFORE THE COMPANY OR ITS SUPERVISED PERSONS MAY ACT UPON THEM.

          Should a Supervised Person trade on the same day and in the same security as an Advisory Client, the Supervised Person may not receive a better price than the Advisory Client. If a Supervised Person's trade is executed at a better price than an Advisory Client's, SMH Capital shall award the better price to the Advisory

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          Client. If this is not possible,  the Supervised Person's trade should be cancelled and, when necessary, all profits from the trade shall be disgorged and paid to a charity selected by the Supervised Person and approved by the Compliance Officer.

          The prohibitions of this section shall not apply to:

          o Purchases or sales effected in any account over which a Supervised Person has no direct or indirect influence or control AND the person making the investment decision with respect to such account has no actual knowledge about the Company's pending "buy" or "sell" orders;
          o    Purchases that are part of an Automatic Investment Plan; and
          o Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

          4. SHORT-TERM TRADING - Supervised Persons are discouraged from short-term trading. Short-term trading is generally any purchase and sale, or sale and purchase, of a security within thirty days.

               ACCOUNTS COVERED BY THE POLICIES AND PROCEDURES

SMH Capital's PERSONAL SECURITIES TRANSACTIONS POLICY applies to all accounts holding any securities over which Supervised Persons have any Beneficial Interest.

               REPORTABLE SECURITIES

SMH Capital requires Supervised Persons to provide periodic reports regarding transactions and holdings in all Reportable Securities.

               PRECLEARANCE PROCEDURES FOR PRIVATE PLACEMENTS

Supervised Persons must have written clearance before executing any transaction in a Private Placement security. SMH Capital will not approve any proposed transaction that poses a conflict of interest or in any way appears improper.

Supervised Persons must use the PRECLEARANCE FORM FOR PRIVATE PLACEMENTS (located on SMH Capital's Intranet) to seek preclearance. All preclearance requests must be submitted to the OSJ Principal for initial review and then forwarded to the Compliance Officer for final review. The Compliance Officer, or a designee, shall determine if the transaction poses a conflict of interest or otherwise appears improper.

               REPORTING

SMH Capital must collect information regarding the personal trading activities and securities holdings of all Supervised Persons. Supervised Persons must provide written notice to their OSJ Principal prior to opening a new Securities Account. After completing an initial review, the OSJ Principal will forward the request to the Compliance Department. Supervised Persons must

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submit reports regarding securities  transactions quarterly, as well as holdings reports initially, upon employment, and annually.

               QUARTERLY TRANSACTION REPORTS

Each quarter, Supervised Persons must report all transactions in Reportable Securities in any accounts over which they have a Beneficial Interest. This reporting requirement is generally met with duplicate trade confirmations and account statements provided by the custodian, as discussed below. Reports are to be submitted to the Compliance Department within 30 days after the end of each calendar quarter.

Upon receipt of a written request to open an account, the Compliance Department will instruct the institution(s) hosting their account(s) to send duplicate trade confirmations and account statements to the Compliance Department. Any trades not included on such account statements, such as a Private Placement, must be reported on the appropriate QUARTERLY REPORTING FORM (included on SMH Capital's Intranet). QUARTERLY REPORTING FORMS shall be submitted to the Compliance Department within 30 days after the end of each calendar quarter in which the Supervised Person has transactions to report.

ANY SECURITIES ACCOUNTS HELD AT PERSHING AND THE REPORTABLE SECURITIES HELD IN THOSE ACCOUNTS ARE NOT REQUIRED TO BE REPORTED ON THE PERIODIC HOLDINGS REPORTING FORMS SO LONG AS THE COMPLIANCE DEPARTMENT AND OSJ PRINCIPAL, OR A DESIGNEE, MAY ACCESS THE ACCOUNT(S) ELECTRONICALLY THROUGH PERSHING. FURTHER, DUPLICATE INFORMATION CONTAINED IN BROKER CONFIRMATIONS OR ACCOUNT STATEMENTS THAT THE FIRM RECEIVED DIRECTLY FROM THE CUSTODIAN AND ALREADY HAS ON FILE DO NOT NEED TO BE PROVIDED.

Reports of quarterly transactions (i.e., QUARTERLY SECURITIES TRANSACTION REPORT forms or duplicate trade confirmations and account statements) must contain, at a minimum, the following information:

          1. The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

          2. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

          3.   The price of the security at which the  transaction was effected;

          4. The name of the broker, dealer, or bank with or through which the transaction was effected; and

          5.   The date the Supervised Person submitted the report.

               INITIAL AND ANNUAL HOLDINGS REPORTS

Supervised Persons must report the existence of Securities Accounts, as well as all holdings in Reportable Securities, initially and annually thereafter. Initial reports must be submitted to the Compliance Department within ten days of an individual first becoming a Supervised Person and must be current as of a date no more than 45 days prior to the date that the person became an Supervised Person. Annual reports must be submitted to the Compliance Department on or

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before  February  14th of each year,  and must be current as of  December  31st.
Initial and annual holdings reports should be submitted using the SECURITIES HOLDINGS REPORT.

In lieu of completing the SECURITIES HOLDINGS REPORT for annual reporting, Supervised Persons may submit copies of their account statements, current as of December 31st, for all accounts that hold Reportable Securities. Supervised Persons should sign and date each statement before submitting it to the Compliance Department.

If a Supervised Person does not have any holdings and/or accounts to report, this should be indicated on the SECURITIES HOLDINGS REPORT. These forms should be signed, dated, and submitted to the Compliance Department within ten days of becoming a Supervised Person and by February 14th of each year.

ANY SECURITIES ACCOUNTS HELD AT PERSHING AND THE REPORTABLE SECURITIES HELD IN THOSE ACCOUNTS ARE NOT REQUIRED TO BE REPORTED ON THE SECURITIES HOLDINGS REPORT SO LONG AS THE COMPLIANCE DEPARTMENT AND OSJ PRINCIPAL, OR A DESIGNEE, MAY ACCESS THE ACCOUNT(S) ELECTRONICALLY THROUGH PERSHING. FURTHER, DUPLICATE
INFORMATION CONTAINED IN BROKER CONFIRMATIONS OR ACCOUNT STATEMENTS THAT THE FIRM RECEIVED DIRECTLY FROM THE CUSTODIAN AND ALREADY HAS ON FILE DO NOT NEED TO BE PROVIDED.

SECURITIES HOLDINGS REPORT forms must contain, at a minimum, the following information:

          1. The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect beneficial ownership;

          2. The name of any broker, dealer, or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person's direct or indirect benefit; and

          3.   The date the Supervised Person submitted the report.

REVIEW OF SUPERVISED PERSON TRADING

SMH Capital's PERSONAL SECURITIES TRANSACTIONS POLICY is designed to mitigate any potential material conflicts of interest associated with Supervised Persons' personal trading activities. The Compliance Officer is responsible for enforcing the PERSONAL SECURITIES TRANSACTIONS POLICY and underlying procedures. Accordingly, the OSJ Principals shall monitor Supervised Persons' personal trading activities and shall report any activity that may pose a conflict to the role of an Investment Adviser Representative, or any other unusual activity, to the Compliance Officer.

Each OSJ Principal, or a designee, shall keep an updated list of each Supervised Person under his or her supervision, along with a record of the Supervised Persons' Securities Accounts. OSJ Principals, or their designees, shall review Supervised Persons' investment patterns to detect the following potentially abusive behavior:

          o    Frequent and/or short-term trades in any security,
          o    Front-Running or short-term trading,

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          o    Trading opposite of or ahead of Advisory Client trades,
          o    Trading in  securities  on a  Restricted  List or Watch  List,
          o    Violations of black-out period(s),  and
          o    Trading  that  appears  to  be  based  on  material,   non-public
               information.

Each OSJ Principal, or a designee, shall review all reports submitted by the Supervised Persons under his or her supervision for potentially abusive behavior. All reviews of Supervised Persons' personal trading shall be documented. Any personal trading that appears abusive may result in further inquiry by the OSJ Principal or Compliance Officer, and/or sanctions, up to and including dismissal. If an OSJ Principal, or a designee, detects any violations of the Company's Code, the violations shall be reported to the Compliance Officer, who shall determine the necessary course of action.

The General Counsel will monitor the CCO's personal securities transactions. The appropriate supervisor (or, as applicable, his or her designee) shall monitor each OSJ Principal's personal securities transactions for compliance with the PERSONAL SECURITIES TRANSACTIONS POLICY.

DISCLOSURE OF THE CODE OF ETHICS

SMH Capital will describe its Code in Part II of Form ADV and, upon request, furnish Advisory Clients with a copy of the Code. All Advisory Client requests for SMH Capital's Code should be directed to the Compliance Department.